EXHIBIT 23.1


KPMG [LOGO]

                KPMG LLP

                Chartered Accountants
                PO Box 10426 777 Dunsmuir Street        Telephone (604) 691-3000
                Vancouver BC V7Y 1K3                    Telefax (604) 691-3031
                Canada                                  www.kpmg.ca


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
SmarTire Systems Inc.

We consent to the use of our report dated September 10, 2004, except for note 16 which is as of October 5, 2004, on the consolidated balance sheets of SmarTire Systems Inc. as of July 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended July 31, 2004, included in this registration statement and prospectus on Form SB-2, and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated September 10, 2004, except for note 16 which is as of October 5, 2004, contains additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada
December 30, 2004


KPMG LLP, a Canadian limited liability partnership is the Canadian member of KPMG International, a Swiss nonoperating association.